UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 5, 2018

VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3676 (Commission File Number)	54-0649263 (IRS Employer Identification Number)

6348 Walker Lane
Alexandria, VA	22310
(Address of Principal Executive Offices)	(Zip Code)

(703) 960-4600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

VSE CORPORATION

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of the Registrant

On January 5, 2018, VSE and a majority of its wholly owned subsidiaries (collectively, the "Borrowers") entered into a Fourth Amended and Restated Business Loan and Security Agreement (the "Current Loan Agreement") with Citizens Bank of Pennsylvania and a syndicate of eight other banks ("Lenders"), including three new Lenders. The Current Loan Agreement amends and restates VSE's prior Third Amended and Restated Business Loan Agreement, dated as of January 28, 2015, with Citizens Bank of Pennsylvania and other Lenders (the "Previous Loan Agreement"). VSE entered into the Current Loan Agreement to refinance its outstanding debt under the Previous Loan Agreement, to finance any permitted acquisitions and for working capital support, letters of credit, capital expenditures and general corporate purposes.

Under the Previous Loan Agreement, the outstanding principal balance under the company’s term loan facility was approximately $94.4 million. The company also had capacity of $150 million under its revolving loan facility. The Current Loan Agreement provides for a term loan facility of $100 million and a revolving loan facility of $300 million (which includes a sub-limit of $20 million for letters of credit), thereby providing an additional $155.60 million in committed funding. At closing, the company drew $79 million under the revolving loan facility.

The Current Loan Agreement also, among other changes, (i) extends the maturity date of both the term loan facility and the revolving loan facility from January 28, 2020 to January 5, 2023; (ii) amends (x) the interest rate margins for loans (whether at LIBOR or the Base Rate) and (y) the unused commitment fee on the unused portion of the revolving loan facility, with such margins and fee stepping down as the company reduces its leverage in accordance with revised leverage ratios; (iii) increases the amount of any incremental loan facilities from $75 million to $100 million in the aggregate for either the term loan facility, the revolving loan facility or both facilities, and (iv) adjusts the term loan facility principal payments to be made in accordance with a five-year amortization schedule under which payments are greater in the later years than in the earlier years. In addition, the Current Loan Agreement requires that VSE hedge the rate of interest on no less than 50% of the outstanding amount of the term facility for the first three years after the closing date.

The Current Loan Agreement is secured by substantially all of the assets of the Borrowers and contains certain financial covenants, including a total funded debt to EBITDA ratio and fixed charge coverage ratio, customary representations and warranties, and other affirmative and negative covenants. These include limitations or restrictions on indebtedness, change of control of VSE or any of its subsidiaries, purchases of VSE's common stock, payment of cash dividends in excess of $6 million in any fiscal year, loans or advances from the Borrowers, bid and performance bonds, financial product obligations, asset dispositions, and acquisitions. The Current Loan Agreement defines events of default and acceleration provisions. The foregoing description of the Current Loan Agreement does not constitute a complete summary of its terms and conditions, and reference is made to the complete text of the Current Loan Agreement that is attached hereto as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number
10.1	*	Fourth Amended and Restated Business Loan and Security Agreement, dates as of January 5, 2018, by VSE Corporation and subsidiaries, Citizens Bank of Pennsylvania and other Lenders
99.1		Press release dated January 8, 2018 announcing "VSE Amends Bank Loan to Extend Maturity Date and Increase Available Funds
* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplemental copies of such omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	January 8, 2018	/s/ Thomas M. Kiernan
Thomas M. Kiernan
Vice President, General Counsel and Secretary